Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2017
St. Louis, Missouri - November 16, 2017 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth quarter and fiscal year ended September 30, 2017.
Highlights:

•	Fourth Quarter net sales of $1.45 billion; operating profit of $116.1 million; net earnings of $14.2 million and Adjusted EBITDA of $286.4 million

•	Fiscal Year net sales of $5.23 billion; operating profit of $520.3 million; net earnings of $48.3 million and Adjusted EBITDA of $989.1 million

•	Fiscal Year 2018 Adjusted EBITDA (non-GAAP) guidance range of $1.14-$1.18 billion, exclusive of Bob Evans
Fourth Quarter Consolidated Operating Results
Net sales were $1,448.5 million, an increase of 14.9%, or $187.7 million, compared to the prior year. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 1.4%, or $20.7 million, when compared to the same period in fiscal year 2016. Gross profit was $437.1 million or 30.2% of net sales, an increase of $59.7 million compared to the prior year gross profit of $377.4 million or 29.9% of net sales. Gross profit for the fourth quarter of 2017 was negatively impacted by an inventory adjustment of $18.2 million resulting from purchase accounting.
Selling, general and administrative (SG&A) expenses were $251.8 million or 17.4% of net sales, an increase of $20.7 million compared to the prior year SG&A of $231.1 million or 18.3% of net sales. SG&A expenses for the fourth quarter of 2017 included $23.0 million of transaction costs, which primarily related to success fees paid in conjunction with the close of the acquisition of Weetabix Limited (“Weetabix”) in July 2017 and were treated as an adjustment for non-GAAP measures. SG&A expenses for the fourth quarter of 2016 included a provision for $24.0 million in legal settlements.
Operating profit was $116.1 million, an increase of 7.2%, or $7.8 million, compared to the prior year, and was negatively impacted by goodwill impairment of $26.5 million, which is discussed later in this release. Net earnings were $14.2 million, an increase of 138.4%, or $51.2 million, compared to a net loss of $37.0 million in the prior year. Net earnings available to common shareholders were $10.9 million, or $0.16 per diluted common share. Net earnings and net earnings available to common shareholders included a loss of $8.5 million primarily related to non-cash mark-to-market adjustments on interest rate and cross-currency swaps, which is discussed later in this release. Adjusted net earnings were $67.9 million, or $0.88 per adjusted diluted common share.
Adjusted EBITDA was $286.4 million, an increase of 30.5%, or $66.9 million, compared to the prior year.
Fiscal Year 2017 Consolidated Operating Results
Net sales were $5,225.8 million, an increase of 4.0%, or $199.0 million, compared to the prior year. Gross profit was $1,574.1 million or 30.1% of net sales, an increase of $26.7 million compared to the prior year gross profit of $1,547.4 million or 30.8% of net sales.
SG&A expenses were $867.4 million or 16.6% of net sales, an increase of $27.7 million compared to the prior year SG&A of $839.7 million or 16.7% of net sales. SG&A expenses for fiscal year 2017 and 2016 included a provision for $73.6 million and $34.0 million, respectively, in legal settlements. SG&A expenses for fiscal year 2017 included $30.0 million of net foreign currency gains related to pounds sterling (GBP) held to fund the purchase price of Weetabix and $29.1 million of transaction costs primarily related to success fees paid in conjunction with the close of the acquisition of Weetabix, both of which were treated as adjustments for non-GAAP measures.
Operating profit was $520.3 million, a decrease of 4.7%, or $25.4 million, compared to the prior year, and was negatively impacted by goodwill impairment of $26.5 million, which is discussed later in this release. Net earnings were $48.3 million, an increase of 1,563.6%, or $51.6 million, compared to a net loss of $3.3 million in the prior year. Net earnings available to common shareholders were $34.8 million, or $0.50 per diluted common share. Net earnings and net earnings available to common shareholders include a $222.9 million loss related to early extinguishment of debt and a $91.8 million net gain primarily related to non-cash mark-to-market adjustments on interest rate and cross-currency swaps, both of which are discussed later in this release. Adjusted net earnings were $211.0 million, or $2.67 per adjusted diluted common share.
Adjusted EBITDA was $989.1 million, an increase of 5.9%, or $55.2 million, compared to the prior year.
Segment Results
Effective as of the quarter ended September 30, 2017, Post has changed its reportable segments. See the historical segment information tables presented later in this release for the presentation aligned with this segment reporting structure.
Post Consumer Brands
Includes the North American ready-to-eat (“RTE”) cereal and granola businesses, inclusive of the recently acquired Weetabix North American RTE cereal business.
Net sales were $492.2 million for the fourth quarter, an increase of 4.0%, or $19.1 million, compared to the reported prior year fourth quarter. Pro forma net sales (as defined later in this release under “Pro Forma Information”) declined 2.9%, or $14.7 million, over the same period in fiscal year 2016, with pro forma volumes (as defined later in this release under “Pro Forma Information”) declining 2.7%. Pro forma net sales were negatively impacted by timing of promotional activity during the quarter, which were partially offset by net sales from new licensed products and an increase in net sales for Malt-O-Meal bag cereal.
Segment profit was $86.5 million and $81.1 million for fourth quarter 2017 and 2016, respectively. Segment profit for the fourth quarter of 2017 was negatively impacted by an inventory adjustment of $3.0 million resulting from purchase accounting. Segment Adjusted EBITDA was $124.9 million and $111.9 million for fourth quarter 2017 and 2016, respectively.
For fiscal year 2017, net sales were $1,851.5 million, an increase of 0.7%, or $13.0 million, compared to the reported prior year. Segment profit was $359.0 million, compared to $302.9 million in the prior year. Fiscal year 2017 and 2016 segment profit was negatively impacted by integration expenses of $8.8 million and $19.3 million, respectively. Segment Adjusted EBITDA was $488.6 million, compared to $433.7 million in the prior year.
Michael Foods Group
Includes the egg, potato, cheese and pasta businesses.
Net sales were $537.2 million for the fourth quarter, an increase of 2.8%, or $14.6 million, over the reported prior year fourth quarter. Pro forma net sales (as defined later in this release under “Pro Forma Information”) declined 2.1%, or $11.6 million, over the same period in fiscal year 2016. The pro forma net sales decline was driven by a 20.4% decline in cheese related to branded cheese distribution losses and the exit of certain private label business. Pro forma egg sales (as defined later in this release under “Pro Forma Information”) were relatively flat. Pro forma egg volumes (as defined later in this release under “Pro Forma Information”) increased 3.5%. Net sales and volume information for potato, cheese and pasta products is disclosed in a table presented later in this release.
Segment profit was $61.0 million and $40.6 million for fourth quarter 2017 and 2016, respectively. Segment Adjusted EBITDA was $99.0 million and $97.5 million for fourth quarter 2017 and 2016, respectively. Segment profit for the fourth quarter of 2016 was negatively impacted by a provision for $18.5 million in legal settlements related to egg antitrust class action claims.
For fiscal year 2017, net sales were $2,116.2 million, a decline of 3.1%, or $68.5 million, over the reported prior year. Segment profit was $133.1 million, compared to $276.6 million in the prior year. Segment profit for fiscal year 2017 and 2016 was negatively impacted by a provision for $74.5 million and $28.5 million, respectively, in legal settlements related to egg antitrust class action claims. Segment Adjusted EBITDA was $353.2 million, compared to $446.6 million in the prior year.
Active Nutrition
Includes protein shakes, bars and powders and nutritional supplements.
Net sales were $193.3 million for the fourth quarter, an increase of 21.6%, or $34.3 million, over the prior year fourth quarter. Net sales growth was primarily driven by strong growth for shake products which was partially offset by declines of powder and bar products. Segment profit was $22.3 million and $2.7 million for fourth quarter 2017 and 2016, respectively. Segment profit for the fourth quarter of 2016 was negatively impacted by a provision for $5.5 million in a potential legal settlement. Segment Adjusted EBITDA was $28.8 million and $14.4 million for fourth quarter 2017 and 2016, respectively.
For fiscal year 2017, net sales were $713.2 million, an increase of 24.1%, or $138.5 million, over the prior year. Segment profit was $96.4 million, compared to $44.7 million in the prior year. Segment profit for fiscal year 2016 was negatively impacted by a provision for $5.5 million in a potential legal settlement. Segment Adjusted EBITDA was $121.7 million, compared to $75.2 million in the prior year.
Private Brands
Includes peanut and other nut butters and dried fruit and nuts.
Net sales were $113.4 million for the fourth quarter, an increase of 6.9%, or $7.3 million, compared to the prior year fourth quarter, with volumes increasing 2.6%. Volume growth was driven by growth in traditional peanut butter and tree nut butter and was partially offset by declines for certain lower margin dried fruit and nut products. Segment profit was $10.9 million and $7.4 million for fourth quarter 2017 and 2016, respectively. Segment Adjusted EBITDA was $15.9 million and $12.3 million for fourth quarter 2017 and 2016, respectively.
For fiscal year 2017, net sales were $432.5 million, an increase of 0.8%, or $3.4 million, over the prior year. Segment profit was $31.5 million, compared to $28.0 million in the prior year. Segment Adjusted EBITDA was $51.6 million, compared to $46.9 million in the prior year.
Weetabix
Includes the international (primarily United Kingdom) RTE cereal and muesli business.
Net sales were $112.4 million for the fourth quarter and fiscal year 2017. Fourth quarter pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 5.0%, or $5.4 million, over the same period in fiscal year 2016. Pro forma net sales benefitted primarily from increased volumes for core Weetabix products. For the fourth quarter and fiscal year 2017, segment profit was $14.5 million and segment Adjusted EBITDA was $37.2 million. Segment profit was negatively impacted by an inventory adjustment of $15.2 million resulting from purchase accounting.
Impairment of Goodwill
Non-cash goodwill impairment charges of $26.5 million were recorded in the fourth quarter of 2017 within the Active Nutrition segment. The goodwill impairment charge resulted from a reassessment of long-term expectations for Dymatize.
Interest, Loss on Extinguishment of Debt, Other Expense (Income) and Income Tax
Interest expense, net was $85.2 million for the fourth quarter compared to $74.2 million for the prior year quarter. For fiscal year 2017, interest expense, net was $314.8 million, compared to $306.5 million for fiscal year 2016.
Loss on extinguishment of debt, net of $222.9 million was recorded in fiscal year 2017 and $86.4 million was recorded in the fourth quarter of 2016 and fiscal year 2016. The fiscal year 2017 loss resulted from payments made in connection with Post’s tender offer and redemption of its 7.75% senior notes due 2024, Post’s tender offer for its 8.00% senior notes due 2025, and Post’s redemption of its 6.75% senior notes due 2021 and 7.375% senior notes due 2022. The fourth quarter of 2016 and fiscal year 2016 loss resulted from payments made in connection with Post’s tender offer for its 7.375% senior notes due 2022 and repayment of Post’s term loan in August 2016.
Other expense (income), net relates to non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps. Other expense, net was $8.5 million for the fourth quarter of 2017, compared to $13.5 million for the fourth quarter of 2016. For fiscal year 2017, other income, net was $91.8 million, compared to an expense of $182.9 million for fiscal year 2016.
Income tax expense was $8.2 million, or an effective income tax rate of 36.6%, in the fourth quarter of 2017, compared to a benefit of $28.8 million and an effective income tax rate of 43.8% in the fourth quarter of 2016. For fiscal year 2017, income tax expense was $26.1 million, or an effective income tax rate of 35.1%, compared to a benefit of $26.8 million and an effective income tax rate of 89.0% for fiscal year 2016.
Share Repurchases
During fiscal year 2017, Post repurchased 4.0 million shares for $317.7 million at an average price of $79.51 per share. At the end of the fourth quarter of 2017, Post had $232.3 million remaining under its share repurchase authorization.

Acquisition
On September 19, 2017, Post announced it has agreed to acquire Bob Evans Farms (“Bob Evans”) for $77.00 per share. Bob Evans is a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items. The transaction is expected to be completed in the first calendar quarter of 2018, Post’s second quarter of fiscal year 2018, subject to customary closing conditions including the expiration of waiting periods under U.S. antitrust laws and approval of Bob Evans’s stockholders.
Outlook
Post management expects fiscal year 2018 Adjusted EBITDA to range between $1.14-$1.18 billion, exclusive of the pending acquisition of Bob Evans, with modest sequential quarterly growth throughout fiscal year 2018.
In fiscal year 2018, Post management expects to incur integration costs (which are an adjustment to non-GAAP measures) for the integration of Weetabix and Bob Evans of approximately $25 million comprised of severance, retention and third party consulting expenses.
Post management expects fiscal year 2018 capital expenditures, exclusive of Bob Evans, to range between $220-$230 million. This includes approximately $50 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility and between $30-$40 million for growth initiatives and productivity.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, net foreign currency gains for purchase price of acquisition, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity hedges and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, November 17, 2017 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2017 and fiscal year 2018 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 1689909. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Friday, December 1, 2017 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 1689909. A webcast replay also will be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal year 2018 and the associated timing, our integration costs expectations, our capital expenditures expectations, including capital expenditure expectations for the cage-free housing conversion and growth initiatives and productivity, and the expected timing of the completion of the acquisition of Bob Evans, including stockholder and regulatory approvals. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the following:

•
our high leverage, our ability to obtain additional financing (including both secured and unsecured debt), and our ability to service our outstanding debt (including covenants that restrict the operation of our business);

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•	our ability to identify, complete and integrate acquisitions and manage our growth;

•	our ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products;

•	our ability to successfully implement business strategies to reduce costs;

•	our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•
the ability and timing to close the proposed acquisition of Bob Evans, including obtaining the approval of Bob Evans’s stockholders for the proposed acquisition, the required regulatory approvals and the satisfaction of other closing conditions to the merger agreement;

•
our ability to promptly and effectively integrate the Bob Evans business after the acquisition has closed, including the risk of our or Bob Evans’s respective businesses experiencing disruptions from ongoing business operations which may make it more difficult than expected to maintain relationships with employees, business partners or governmental entities, and our ability to obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	the ability of our private label products to compete with nationally branded products;

•	disruptions or inefficiencies in supply chain;

•	our reliance on third party manufacturers for certain of our products;

•	the ultimate impact litigation may have on us;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the U.S. and global capital and credit markets, and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on us and our operations;

•	impairment in the carrying value of goodwill or other intangibles;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business, including proposed tax reform;

•	changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to our qualified pension and other post-retirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures and/or information security breaches;

•	our ability to protect our intellectual property and other assets;

•	significant differences in our actual operating results from our guidance regarding our future performance;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; and

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal as well as granola and hot wheat products. Post is also a leader in the United Kingdom ready-to-eat cereal category with Weetabix® and Alpen®. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net Sales	$1,448.5	$1,260.8	$5,225.8	$5,026.8
Cost of goods sold	1,011.4	883.4	3,651.7	3,479.4
Gross Profit	437.1	377.4	1,574.1	1,547.4

Selling, general and administrative expenses	251.8	231.1	867.4	839.7
Amortization of intangible assets	42.3	38.2	159.1	152.6
Impairment of goodwill	26.5	—	26.5	—
Other operating expenses (income), net	0.4	(0.2)	0.8	9.4
Operating Profit	116.1	108.3	520.3	545.7

Interest expense, net	85.2	74.2	314.8	306.5
Loss on extinguishment of debt, net	—	86.4	222.9	86.4
Other expense (income), net	8.5	13.5	(91.8)	182.9
Earnings (Loss) before Income Taxes	22.4	(65.8)	74.4	(30.1)
Income tax expense (benefit)	8.2	(28.8)	26.1	(26.8)
Net Earnings (Loss) Including Noncontrolling Interest	14.2	(37.0)	48.3	(3.3)
Less: Net loss attributable to noncontrolling interest	—	—	—	—
Net Earnings (Loss)	14.2	(37.0)	48.3	(3.3)
Preferred stock dividends	(3.3)	(3.4)	(13.5)	(25.1)
Net Earnings (Loss) Available to Common Shareholders	$10.9	$(40.4)	$34.8	$(28.4)

Earnings (Loss) per Common Share:
Basic	$0.16	$(0.58)	$0.51	$(0.41)
Diluted	$0.16	$(0.58)	$0.50	$(0.41)

Weighted-Average Common Shares Outstanding:
Basic	66.1	69.6	67.8	68.8
Diluted	68.3	69.6	69.9	68.8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2017	September 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$1,525.9	$1,143.6
Restricted cash	4.2	8.4
Receivables, net	480.6	385.0
Inventories	573.5	503.1
Prepaid expenses and other current assets	31.7	36.8
Total Current Assets	2,615.9	2,076.9

Property, net	1,690.7	1,354.4
Goodwill	4,032.0	3,079.7
Other intangible assets, net	3,353.9	2,833.7
Other assets	184.3	15.9
Total Assets	$11,876.8	$9,360.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$22.1	$12.3
Accounts payable	336.0	264.4
Other current liabilities	346.3	357.3
Total Current Liabilities	704.4	634.0

Long-term debt	7,149.1	4,551.2
Deferred income taxes	905.8	726.5
Other liabilities	327.8	440.3
Total Liabilities	9,087.1	6,352.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	3,566.5	3,546.0
Accumulated deficit	(376.0)	(424.3)
Accumulated other comprehensive loss	(40.0)	(60.4)
Treasury stock, at cost	(371.2)	(53.4)
Total Shareholders’ Equity excluding Noncontrolling Interest	2,780.0	3,008.6
Noncontrolling Interest	9.7	—
Total Shareholders’ Equity	2,789.7	3,008.6
Total Liabilities and Shareholders’ Equity	$11,876.8	$9,360.6

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2017	2016
Cash provided by (used in):
Operating activities	$386.7	$502.4
Investing activities, including capital expenditures of $190.4 and $121.5	(2,090.8)	(196.1)
Financing activities	2,053.1	(4.5)
Effect of exchange rate changes on cash and cash equivalents	33.3	0.4
Net increase in cash and cash equivalents	$382.3	$302.2

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net Sales
Post Consumer Brands	$492.2	$473.1	$1,851.5	$1,838.5
Michael Foods Group	537.2	522.6	2,116.2	2,184.7
Active Nutrition	193.3	159.0	713.2	574.7
Private Brands	113.4	106.1	432.5	429.1
Weetabix	112.4	—	112.4	—
Eliminations	—	—	—	(0.2)
Total	$1,448.5	$1,260.8	$5,225.8	$5,026.8
Segment Profit
Post Consumer Brands	$86.5	$81.1	$359.0	$302.9
Michael Foods Group	61.0	40.6	133.1	276.6
Active Nutrition	22.3	2.7	96.4	44.7
Private Brands	10.9	7.4	31.5	28.0
Weetabix	14.5	—	14.5	—
Total segment profit	195.2	131.8	634.5	652.2
General corporate expenses and other	52.6	23.5	87.7	106.5
Impairment of goodwill	26.5	—	26.5	—
Interest expense, net	85.2	74.2	314.8	306.5
Loss on extinguishment of debt, net	—	86.4	222.9	86.4
Other expense (income), net	8.5	13.5	(91.8)	182.9
Earnings (Loss) before Income Taxes	$22.4	$(65.8)	$74.4	$(30.1)

SUPPLEMENTAL MICHAEL FOODS GROUP SEGMENT INFORMATION (Unaudited)
The below table presents net sales and volume percentage changes for the current quarter compared to the prior year quarter for additional products within the Michael Foods Group segment.

Product	Net Sales Percentage Change	Volume Percentage Change
Potato	9.8%	9.6%
Cheese	(20.4%)	(23.1%)
Pasta	(3.0%)	(3.3%)

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended September 30, 2017 to the same three-month period in fiscal 2016, adjusted to include results of the acquired business for the period presented in the table below. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Period
National Pasteurized Eggs	Acquisition	Michael Foods Group	July 1, 2016 - September 30, 2016
Weetabix	Acquisition	Post Consumer Brands	July 3, 2016 - October 1, 2016
and Weetabix

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended September 30,
	2017	2016
Net Sales	$1,448.5	$1,260.8
Pre-acquisition net sales from Weetabix	—	140.8
Pre-acquisition net sales from National Pasteurized Eggs	—	26.2
Pro Forma Net Sales	$1,448.5	$1,427.8

Post Consumer Brands Net Sales	$492.2	$473.1
Pre-acquisition net sales from Weetabix	—	33.8
Pro Forma Net Sales	$492.2	$506.9

Michael Foods Group Net Sales	$537.2	$522.6
Pre-acquisition net sales from National Pasteurized Eggs	—	26.2
Pro Forma Net Sales	$537.2	$548.8

Weetabix Net Sales	$112.4	$—
Pre-acquisition net sales from Weetabix	—	107.0
Pro Forma Net Sales	$112.4	$107.0

RECONCILIATION OF POST CONSUMER BRANDS VOLUMES PERCENTAGE CHANGE
TO PRO FORMA POST CONSUMER BRANDS VOLUMES PERCENTAGE CHANGE (Unaudited)

Three Months Ended September 30, 2017
Volumes Percentage Change	2.9%
Impact of inclusion of pre-acquisition volumes of Weetabix	(5.6%)
Pro Forma Volumes Percentage Change	(2.7%)

RECONCILIATION OF EGG NET SALES PERCENTAGE CHANGE AND EGG VOLUMES PERCENTAGE CHANGE
TO PRO FORMA EGG NET SALES PERCENTAGE CHANGE AND PRO FORMA EGG VOLUMES PERCENTAGE CHANGE (Unaudited)

Three Months Ended September 30, 2017
Egg Net Sales Percentage Change	8.2%
Impact of inclusion of pre-acquisition net sales of National Pasteurized Eggs	(7.8%)
Pro Forma Egg Net Sales Percentage Change	0.4%

Egg Volumes Percentage Change	7.9%
Impact of inclusion of pre-acquisition volumes of National Pasteurized Eggs	(4.5%)
Pro Forma Egg Volumes Percentage Change	3.5%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and the amount and frequency of such adjustments and settlements are not consistent.

b.
Premium on debt extinguishment: The Company has excluded payments for premiums on debt extinguishment as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Net foreign currency gains and losses for purchase price of acquisition: The Company has excluded net foreign currency gains and losses for the purchase price of acquisitions as the Company believes such gains and losses do not reflect expected ongoing future operating income and expense and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

e.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

f.
Impairment of goodwill: The Company has excluded expenses for impairments of goodwill as such non-cash amounts are inconsistent in amount and frequency and the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the

Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

h.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

i.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

j.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

k.
Gain on sale of business: The Company has excluded gains recorded on divestitures as the amount and frequency of such gains are not consistent. Additionally, the Company believes that these gains do not reflect expected ongoing future operating income and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

l.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

m.
Income Tax: The Company has included the income tax impact of the non-GAAP adjustments using the statutory income tax rate, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

n.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense (benefit), depreciation and amortization, as well as the adjustments discussed above reflected in Adjusted net earnings and Adjusted diluted earnings per common share, but do not adjust for the premium on debt extinguishment, income tax and preferred stock adjustments as discussed above, and adjust for the following items:

o.
Loss on extinguishment of debt, net: The Company has excluded net losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs, and the write-off of net unamortized debt premiums and discounts, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

p.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

q.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated joint ventures which are attributable to the noncontrolling owners of the consolidated joint ventures.

r.	Equity method investment adjustment: The Company has included adjustments for its portion of interest expense, income tax expense, and depreciation and amortization for unconsolidated joint ventures.

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net Earnings (Loss) Available to Common Shareholders	$10.9	$(40.4)	$34.8	$(28.4)
Dilutive preferred stock dividends	—	—	—	—
Net Earnings (Loss) for Diluted Earnings (Loss) per Share	10.9	(40.4)	34.8	(28.4)

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	8.5	13.5	(91.8)	182.9
Premium on debt extinguishment	—	88.0	219.8	88.0
Provision for legal settlement	—	24.0	73.6	34.0
Net foreign currency losses (gains) for purchase price of acquisition	3.5	—	(30.0)	—
Transaction costs	23.0	0.1	29.1	1.2
Integration costs	3.0	2.3	8.8	19.3
Impairment of goodwill	26.5	—	26.5	—
Restructuring and plant closure costs, including accelerated depreciation	—	0.3	0.2	6.7
Assets held for sale	—	(0.2)	(0.2)	9.3
Inventory valuation adjustments on acquired businesses	18.2	—	18.2	1.1
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	4.5	(3.9)	(0.9)
Gain on sale of business	—	—	—	(2.0)
Foreign currency gain on intercompany loans	—	—	—	(0.1)
Total Net Adjustments	82.6	132.5	250.3	339.5
Income tax effect on adjustments (1)	(28.9)	(46.4)	(87.6)	(118.8)
Non-GAAP dilutive preferred stock dividends adjustment (2)	3.3	3.4	13.5	13.5
Adjusted Net Earnings	$67.9	$49.1	$211.0	$205.8

(1) Income tax effect on adjustments is calculated using the statutory rate of 35.0% for all periods.
(2) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for all periods. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the portion of the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)
Adjusted diluted earnings per share is based on the weighted-average number of common shares used for the Diluted Earnings (Loss) per Common Share calculation, potentially adjusted for dilutive securities that were anti-dilutive for Diluted Earnings (Loss) per Common Share.

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Weighted-average shares for diluted earnings (loss) per share	68.3	69.6	69.9	68.8
Effect of securities that were anti-dilutive for diluted earnings (loss) per share:
Stock options	—	1.3	—	1.2
Stock appreciation rights	—	0.1	—	0.1
Restricted stock awards	—	0.2	—	0.3
Preferred shares conversion to common (1)	9.1	9.1	9.1	9.1
Adjusted weighted-average shares for adjusted diluted earnings per share	77.4	80.3	79.0	79.5

(1) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for all periods. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustments in the table above reflect the portion of weighted-average shares of the convertible preferred stock that were dilutive on an adjusted basis.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Diluted Earnings (Loss) per Common Share	$0.16	$(0.58)	$0.50	$(0.41)
Adjustment to Diluted Earnings (Loss) per Common Share (1)	(0.02)	0.08	(0.06)	0.05
Adjusted Diluted Earnings (Loss) per Common Share, as calculated using adjusted weighted-average diluted shares (1)	0.14	(0.50)	0.44	(0.36)

Adjustments (2):
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	0.11	0.17	(1.16)	2.30
Premium on debt extinguishment	—	1.09	2.78	1.11
Provision for legal settlement	—	0.30	0.93	0.43
Net foreign currency losses (gains) for purchase price of acquisition	0.05	—	(0.38)	—
Transaction costs	0.30	—	0.37	0.02
Integration costs	0.04	0.03	0.11	0.24
Impairment of goodwill	0.34	—	0.34	—
Restructuring and plant closure costs, including accelerated depreciation	—	—	—	0.08
Assets held for sale	—	—	—	0.12
Inventory valuation adjustments on acquired businesses	0.23	—	0.23	0.01
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.06	(0.05)	(0.01)
Gain on sale of business	—	—	—	(0.03)
Total Net Adjustments	1.07	1.65	3.17	4.27
Income tax effect on adjustments (3)	(0.37)	(0.58)	(1.11)	(1.49)
Non-GAAP dilutive preferred stock dividends adjustment (4)	0.04	0.04	0.17	0.17
Adjusted Diluted Earnings per Common Share	$0.88	$0.61	$2.67	$2.59

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) Income tax effect on adjustments is calculated using the statutory rate of 35.0% for all periods.
(4) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for all periods. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the portion of the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net Earnings (Loss)	$14.2	$(37.0)	$48.3	$(3.3)
Income tax expense (benefit)	8.2	(28.8)	26.1	(26.8)
Interest expense, net	85.2	74.2	314.8	306.5
Loss on extinguishment of debt, net	—	86.4	222.9	86.4
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	8.5	13.5	(91.8)	182.9
Depreciation and amortization, including accelerated depreciation	90.2	75.9	323.1	302.8
Provision for legal settlement	—	24.0	73.6	34.0
Net foreign currency losses (gains) for purchase price of acquisition	3.5	—	(30.0)	—
Non-cash stock-based compensation	6.2	4.3	23.6	17.2
Transaction costs	23.0	0.1	29.1	1.2
Integration costs	3.0	2.3	8.8	19.3
Impairment of goodwill	26.5	—	26.5	—
Restructuring and plant closure costs	—	0.3	0.2	6.3
Assets held for sale	—	(0.2)	(0.2)	9.3
Inventory valuation adjustments on acquired businesses	18.2	—	18.2	1.1
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	4.5	(3.9)	(0.9)
Gain on sale of business	—	—	—	(2.0)
Noncontrolling interest adjustment	(0.4)	—	(0.4)	—
Equity method investment adjustment	0.2	—	0.2	—
Foreign currency gain on intercompany loans	—	—	—	(0.1)
Adjusted EBITDA	$286.4	$219.5	$989.1	$933.9
Adjusted EBITDA as a percentage of Net Sales	19.8%	17.4%	18.9%	18.6%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$86.5	$61.0	$22.3	$10.9	$14.5	$—	$195.2
General corporate expenses and other	—	—	—	—	—	(52.6)	(52.6)
Impairment of goodwill	—	—	(26.5)	—	—	—	(26.5)
Operating Profit (Loss)	86.5	61.0	(4.2)	10.9	14.5	(52.6)	116.1
Depreciation and amortization	32.5	37.5	6.5	5.0	7.7	1.0	90.2
Net foreign currency losses for purchase price of acquisition	—	—	—	—	—	3.5	3.5
Non-cash stock-based compensation	—	—	—	—	—	6.2	6.2
Transaction costs	—	—	—	—	—	23.0	23.0
Integration costs	3.0	—	—	—	—	—	3.0
Impairment of goodwill	—	—	26.5	—	—	—	26.5
Inventory valuation adjustments on acquired businesses	3.0	—	—	—	15.2	—	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	0.5	—	—	—	(0.5)	(0.1)
Noncontrolling interest adjustment	—	—	—	—	(0.4)	—	(0.4)
Equity method investment adjustment	—	—	—	—	0.2	—	0.2
Adjusted EBITDA	$124.9	$99.0	$28.8	$15.9	$37.2	$(19.4)	$286.4
Adjusted EBITDA as a percentage of Net Sales	25.4%	18.4%	14.9%	14.0%	33.1%	—	19.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$81.1	$40.6	$2.7	$7.4	$—	$—	$131.8
General corporate expenses and other	—	—	—	—	—	(23.5)	(23.5)
Operating Profit	81.1	40.6	2.7	7.4	—	(23.5)	108.3
Depreciation and amortization	28.5	35.2	6.2	4.9	—	1.1	75.9
Provision for legal settlement	—	18.5	5.5	—	—	—	24.0
Non-cash stock-based compensation	—	—	—	—	—	4.3	4.3
Transaction costs	—	—	—	—	—	0.1	0.1
Integration costs	2.3	—	—	—	—	—	2.3
Restructuring and plant closure costs	—	—	—	—	—	0.3	0.3
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	3.3	—	—	—	1.2	4.5
Foreign currency (gain) loss on intercompany loans	—	(0.1)	—	—	—	0.1	—
Adjusted EBITDA	$111.9	$97.5	$14.4	$12.3	$—	$(16.6)	$219.5
Adjusted EBITDA as a percentage of Net Sales	23.7%	18.7%	9.1%	11.6%	—	—	17.4%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$359.0	$133.1	$96.4	$31.5	$14.5	$—	$634.5
General corporate expenses and other	—	—	—	—	—	(87.7)	(87.7)
Impairment of goodwill	—	—	(26.5)	—	—	—	(26.5)
Operating Profit	359.0	133.1	69.9	31.5	14.5	(87.7)	520.3
Depreciation and amortization	118.8	147.5	25.3	20.1	7.7	3.7	323.1
Provision for legal settlement	(0.9)	74.5	—	—	—	—	73.6
Net foreign currency gains for purchase price of acquisition	—	—	—	—	—	(30.0)	(30.0)
Non-cash stock-based compensation	—	—	—	—	—	23.6	23.6
Transaction costs	—	—	—	—	—	29.1	29.1
Integration costs	8.8	—	—	—	—	—	8.8
Impairment of goodwill	—	—	26.5	—	—	—	26.5
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Inventory valuation adjustments on acquired businesses	3.0	—	—	—	15.2	—	18.2
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.1)	(1.9)	—	—	—	(1.9)	(3.9)
Noncontrolling interest adjustment	—	—	—	—	(0.4)	—	(0.4)
Equity method investment adjustment	—	—	—	—	0.2	—	0.2
Adjusted EBITDA	$488.6	$353.2	$121.7	$51.6	$37.2	$(63.2)	$989.1
Adjusted EBITDA as a percentage of Net Sales	26.4%	16.7%	17.1%	11.9%	33.1%	—	18.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$302.9	$276.6	$44.7	$28.0	$—	$—	$652.2
General corporate expenses and other	—	—	—	—	—	(106.5)	(106.5)
Operating Profit	302.9	276.6	44.7	28.0	—	(106.5)	545.7
Depreciation and amortization, including accelerated depreciation	111.7	141.2	25.0	18.9	—	6.0	302.8
Provision for legal settlement	—	28.5	5.5	—	—	—	34.0
Non-cash stock-based compensation	—	—	—	—	—	17.2	17.2
Transaction costs	—	—	—	—	—	1.2	1.2
Integration costs	19.3	—	—	—	—	—	19.3
Restructuring and plant closure costs	—	—	—	—	—	6.3	6.3
Assets held for sale	—	—	—	—	—	9.3	9.3
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	(0.2)	1.7	—	—	—	(2.4)	(0.9)
Gain on sale of business	—	(2.0)	—	—	—	—	(2.0)
Foreign currency (gain) loss on intercompany loans	—	(0.5)	—	—	—	0.4	(0.1)
Adjusted EBITDA	$433.7	$446.6	$75.2	$46.9	$—	$(68.5)	$933.9
Adjusted EBITDA as a percentage of Net Sales	23.6%	20.4%	13.1%	10.9%	—	—	18.6%

HISTORICAL SEGMENT INFORMATION (Unaudited)
(in millions)
Effective as of the quarter ended September 30, 2017, Post has changed its reportable segments. The following tables present adjusted historical segment information aligned with the adjusted segment reporting structure for the historical periods of the three months ended December 31, 2016, March 31, 2017 and June 30, 2017.

	Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017
Net Sales
Post Consumer Brands	$447.4	$458.3	$453.6
Michael Foods Group	539.8	515.0	524.2
Active Nutrition	153.9	177.3	188.7
Private Brands	108.7	104.8	105.6
Weetabix	—	—	—
Total	$1,249.8	$1,255.4	$1,272.1
Segment Profit (Loss)
Post Consumer Brands	$82.9	$92.1	$97.5
Michael Foods Group	(17.0)	42.7	46.4
Active Nutrition	24.9	21.2	28.0
Private Brands	5.7	7.5	7.4
Weetabix	—	—	—
Total segment profit	96.5	163.5	179.3
General corporate expenses (income) and other	20.3	26.0	(11.2)
Interest expense, net	72.9	80.2	76.5
Loss on extinguishment of debt, net	—	62.5	160.4
Other (income) expense, net	(144.5)	(1.0)	45.2
Earnings (Loss) before Income Taxes	$147.8	$(4.2)	$(91.6)

HISTORICAL RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017
Net Earnings (Loss)	$97.6	$(4.0)	$(59.5)
Income tax expense (benefit)	50.2	(0.2)	(32.1)
Interest expense, net	72.9	80.2	76.5
Loss on extinguishment of debt	—	62.5	160.4
Non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps	(144.5)	(1.0)	45.2
Depreciation and amortization	77.1	78.0	77.8
Provision for legal settlement	74.5	(0.9)	—
Net foreign currency gains for purchase price of acquisition	—	—	(33.5)
Non-cash stock-based compensation	4.9	6.5	6.0
Transaction costs	0.1	2.6	3.4
Integration costs	0.5	4.3	1.0
Restructuring and plant closure costs	0.2	—	—
Assets held for sale	(0.2)	—	—
Mark-to-market adjustments on commodity hedges	(3.4)	0.7	(1.1)
Foreign currency loss (gain) on intercompany loans	0.2	(0.2)	—
Adjusted EBITDA	$230.1	$228.5	$244.1
Adjusted EBITDA as a percentage of Net Sales	18.4%	18.2%	19.2%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit (Loss)	$82.9	$(17.0)	$24.9	$5.7	$—	$—	$96.5
General corporate expenses and other	—	—	—	—	—	(20.3)	(20.3)
Operating Profit (Loss)	82.9	(17.0)	24.9	5.7	—	(20.3)	76.2
Depreciation and amortization	28.4	36.7	6.2	4.9	—	0.9	77.1
Provision for legal settlement	—	74.5	—	—	—	—	74.5
Non-cash stock-based compensation	—	—	—	—	—	4.9	4.9
Transaction costs	—	—	—	—	—	0.1	0.1
Integration costs	0.5	—	—	—	—	—	0.5
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	(1.9)	—	—	—	(1.5)	(3.4)
Foreign currency loss on intercompany loans	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$111.8	$92.3	$31.1	$10.6	$—	$(15.7)	$230.1
Adjusted EBITDA as a percentage of Net Sales	25.0%	17.1%	20.2%	9.8%	—	—	18.4%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$92.1	$42.7	$21.2	$7.5	$—	$—	$163.5
General corporate expenses and other	—	—	—	—	—	(26.0)	(26.0)
Operating Profit	92.1	42.7	21.2	7.5	—	(26.0)	137.5
Depreciation and amortization	28.9	36.8	6.3	5.1	—	0.9	78.0
Provision for legal settlement	(0.9)	—	—	—	—	—	(0.9)
Non-cash stock-based compensation	—	—	—	—	—	6.5	6.5
Transaction costs	—	—	—	—	—	2.6	2.6
Integration costs	4.3	—	—	—	—	—	4.3
Mark-to-market adjustments on commodity hedges	—	(0.5)	—	—	—	1.2	0.7
Foreign currency loss on intercompany loans	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$124.4	$79.0	$27.5	$12.6	$—	$(15.0)	$228.5
Adjusted EBITDA as a percentage of Net Sales	27.1%	15.3%	15.5%	12.0%	—	—	18.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Weetabix	Corporate/ Other	Total
Segment Profit	$97.5	$46.4	$28.0	$7.4	$—	$—	$179.3
General corporate income and other	—	—	—	—	—	11.2	11.2
Operating Profit	97.5	46.4	28.0	7.4	—	11.2	190.5
Depreciation and amortization	29.0	36.5	6.3	5.1	—	0.9	77.8
Net foreign currency gains for purchase price of acquisition	—	—	—	—	—	(33.5)	(33.5)
Non-cash stock-based compensation	—	—	—	—	—	6.0	6.0
Transaction costs	—	—	—	—	—	3.4	3.4
Integration costs	1.0	—	—	—	—	—	1.0
Mark-to-market adjustments on commodity hedges	—	—	—	—	—	(1.1)	(1.1)
Adjusted EBITDA	$127.5	$82.9	$34.3	$12.5	$—	$(13.1)	$244.1
Adjusted EBITDA as a percentage of Net Sales	28.1%	15.8%	18.2%	11.8%	—	—	19.2%